EXHIBIT 10.15
Execution Copy
POST-RETIREMENT MEDICAL BENEFITS COVERAGE AGREEMENT
     THIS POST-RETIREMENT MEDICAL BENEFITS COVERAGE AGREEMENT (this “Agreement”) is made and entered into by and between VCA Antech, Inc., a Delaware corporation (the “Company”), and Robert L. Antin, an individual (“Antin”) on the date or dates shown opposite their signatures below, to be effective as of December 27, 2007, the date on which the Compensation Committee of the Board of Directors approved the Agreement.
RECITALS
     WHEREAS, Antin has been an officer of the Company since its initial formation over 20 years ago, and the Company is indebted to Antin’s contributions to the Company; and
     WHEREAS, the Company and Antin desire that the Company continue to provide medical benefits coverage to Antin and his family members after his retirement from the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the parties hereto agree as follows:
     1. Continuing Medical Benefits Coverage.
          1.1. Following termination of Antin’s position as an employee of the Company, at Antin’s option, the Company shall continue to provide medical benefits coverage for Antin and his family (for all purposes of this agreement, references to family or spouse shall include a registered domestic partner) from the date of Antin’s termination of employment until the last to occur of (a) Antin’s death, (b) the death of Antin’s spouse, or (c) the end of the year in which occurs the attainment of age 25 by each of Antin’s children; provided, however, that medical benefit coverage for each of Antin’s children shall cease upon the end of the year in which such child’s 25th birthday occurs (unless such child is disabled, in which case coverage shall continue), if earlier. Such medical benefits coverage shall be at least as favorable as the most favorable level, type and basis of medical coverage provided to Antin and his family at any time within five years before termination of Antin’s employment with the Company. Upon Antin’s eligibility for Medicare (or a similar program), Antin shall have the option, but not the obligation, to enroll in Medicare (or such similar program). If Antin or any eligible family member elects to enroll in such program, then the Company’s obligation hereunder to such enrolled person shall be limited thereafter to providing Medicare supplementary coverage, Lloyds policy and Executive Edge Medical Reimbursement Insurance or substantially similar policies.
          1.2. The Company shall provide the medical benefits coverage described in Section 1.1 through the Company-sponsored medical plans (including Executive Edge Medical Reimbursement Insurance or a substantially similar policy); provided that if the Company is unable to do so, then the Company shall secure similar individual health insurance policies providing comparable benefits for Antin and his family. If, however, the Company fails to secure such similar health insurance policies, then Antin shall be entitled to obtain similar individual health insurance policies providing comparable benefits for him and his family, and the Company shall reimburse Antin for the cost of such policies upon Antin’s submission of proof of his prior payment of the premiums for such policies.
          1.3. Antin’s election to continue medical benefits coverage under this Agreement is an alternative to statutory continuation coverage rights provided by the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), and shall cause such statutory rights to permanently expire.
     2. Code Section 409A Tax Gross-Up. If, by reason of a failure of any provision of this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the continuation of medical benefits coverage provided in Section 1 hereof is subject to taxation under Code Section 409A(a)(1), then the Company shall pay to Antin an additional payment (the “Gross-Up Payment”) equal to all federal, state and local taxes incurred by Antin as a result of compensation paid or made available to Antin by the Company, including the amount of additional taxes imposed due to the Company’s payment of the initial taxes and interest under Code Section 409A. The Company shall pay the entire Gross-Up Payment by the end of Antin’s taxable year next following his taxable year in which Antin remits the related taxes.
     3. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and cannot be changed or terminated except in writing signed by both Antin and the Company.
     4. Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:	VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022
Attention: Board of Directors
Facsimile No.: (310) 571-6701

If to Antin:	Robert L. Antin
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022
or
the Executive’s address in the Company’s personnel records

     5. Governing Law. Except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflict of laws provisions.
     6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, and all such executed counterparts shall together constitute one Agreement.
     7. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     8. Successors and Assigns. This Agreement and all obligations and benefits of Antin and the Company hereunder shall bind and inure to the benefit of Antin and the Company, their respective affiliates, and their respective successors and assigns.
     9. Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.
     10. Title and Headings. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
[Remainder of page is intentionally blank]

     IN WITNESS WHEREOF, each of the parties has signed this Agreement on the date opposite their signature below.

THE “COMPANY” VCA ANTECH, INC.

Dated: February 25, 2008	By:	/s/ Tomas W. Fuller

	Its:	Chief Financial Officer and Vice President

ACCEPTED AND AGREED TO:

Dated: February 25, 2008	/s/ Robert L. Antin

Robert L. Antin, in his individual capacity

4